                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b) AND
            (c) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2
                             (Amendment No._____)*


                         The Petersen Companies, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                Class A Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  716335 10 4
--------------------------------------------------------------------------------
                                (CUSIP Number)
                            -----------------------


----------------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 55 Pages

--------------------------                               ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 2 OF 55 PAGES
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Willis Stein & Partners, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):  36-4049391

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                               ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 3 OF 55 PAGES
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Willis Stein & Partners, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 36-4046633


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00 (limited liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 4 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      John R. Willis

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 5 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Avy H. Stein

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ---------------------
  CUSIP NO. 716335 10 4            13G                    PAGE 6 OF 55 PAGES
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Beth F. Johnston

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                    PAGE 7 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Daniel M. Gill

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                    PAGE 8 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Daniel H. Blumenthal

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          7,209,409
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          7,209,409
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209,409
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      26.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------                                ---------------------
  CUSIP NO. 716335 10 4            13G                    PAGE 9 OF 55 PAGES
-------------------------                                ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      James D. Dunning, Jr.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,094,074

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,094,074

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,094,074
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      4.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4                 13G                PAGE 10 OF 55 PAGES
--------------------------                                 ---------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Petersen Properties

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only):

      95-1601319
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,604,705
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,604,705
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,604,705
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.3%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                ----------------------
  CUSIP NO.  716335 10 4                 13G               PAGE  11 OF 55 PAGES
--------------------------                                ----------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Robert E. Petersen

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          3,604,705
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          3,604,705
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,604,705
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      13.3%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                ----------------------
  CUSIP NO.  716335 10 4                13G                PAGE 12 OF 55 PAGES
--------------------------                                ----------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Thomas J. Strauss

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          7,209
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          7,209
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      7,209
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .03%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
 CUSIP NO.  716335 10 4                  13G               PAGE 13 OF 55 PAGES
--------------------------                                 ---------------------

--------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Irwin Bard

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            72,094

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             72,094

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      72,094
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .3%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 14 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Bernard Shavitz

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            21,628

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             21,628

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      21,628
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .08%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 15 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      D. Claeys Bahrenburg

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            575,159

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             575,159

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      575,159
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 16 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Neal Vitale

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            549,455

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             549,455

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      549,455
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.0%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 17 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Richard S Willis

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            175,486

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             175,486

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      175,486
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .65%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 18 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      John Dianna

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,389

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,389

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      29,389
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4            13G                     PAGE 19 OF 55 PAGES
--------------------------                                 ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Richard P. Lague

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,389

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,389

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      29,389
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 20 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Paul J. Tzimoulis

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,389

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,389

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      29,389
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 21 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      David Myers

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,695

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,695

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,695
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .05%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 22 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Ken Elliott

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            22,180

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             22,180

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      22,180
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .08%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 23 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Lee Kelley

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            16,412

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             16,412

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      16,412
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO.  716335 10 4            13G                    PAGE 24 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Michael Borchetta

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            14,971

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             14,971

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      14,971
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .06%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4                 13G                PAGE 25 OF 55 PAGES
--------------------------                                 ---------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Justin McCormack

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            29,389

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             29,389

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      29,389
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4                 13G                PAGE 26 OF 55 PAGES
--------------------------                                 ---------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      James R. Guthrie

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            28,079

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             28,079

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      28,079
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .1%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4                 13G                PAGE 27 OF 55 PAGES
--------------------------                                 ---------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Charlotte Ann Perkins

      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            20,214

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             20,214

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      20,214
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .07%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                                 ---------------------
  CUSIP NO.  716335 10 4                 13G                PAGE 28 OF 55 PAGES
--------------------------                                 ---------------------

================================================================================
      NAME OF REPORTING PERSON
 1
      Amy P. Wilkins

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citzen

--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            21,525

      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             21,525

      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      21,525
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .08%

--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

================================================================================

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 29 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Nassau Capital Partners II, L.P.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 22-3487398


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          717,376
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          717,376
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      717,376
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 29 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 30 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Nassau Capital, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 22-3341247


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          717,376
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          717,376
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      717,376
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (limited Liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 30 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 31 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      NAS Partners I, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 22-3380204


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,565

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,565

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      3,565
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      .01%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (limited liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 31 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 32 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      BankAmerica Investment Corporation

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,595,387

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,595,387

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,595,387
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 32 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 33 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      CIVC Partners II

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            288,376

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             288,376

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      288,376
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.1%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 33 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 34 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      CIBC WG Argosy Merchang Fund 2, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,802,352

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          None
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,802,352

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          None
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,802,352
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      6.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (limited liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 34 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4            13G                    PAGE 35 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Norwest Equity Capital, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 41-1814661


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Minnesota

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          720,941
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          720,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      720,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      CO (limited liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 35 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 36 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Itasca NEC, L.L.C.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY): 41-1815097


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Minnesota

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          720,941
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          720,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      720,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO (limited liability company)

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 37 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      Daniel J. Haggerty

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          720,941
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          720,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      720,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 37 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 38 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      John E. Lindahl

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          720,941
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          720,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      720,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 38 of 55 Pages

-----------------------                                  ---------------------
  CUSIP NO. 716335 10 4             13G                   PAGE 39 OF 55 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1
      George J. Still, Jr.

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY):


------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S. Citizen

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            None

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          720,941
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             None

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          720,941
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      720,941
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      2.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                              Page 39 of 55 Pages

CUSIP No. 716335 10 4            SCHEDULE 13G

Item 1(a).  Name of Issuer:

            The Petersen Companies, Inc.

Item 1(b).  Name of Issuer's Principal Executive Offices:

            6420 Wilshire Boulevard
            Los Angeles, California  90048

Item 2(a)-(e).

                 Pursuant to Rule 13d-1(f)(1)-(2) of Regulation 13D-G of the
            General Rules and Regulations under the Exchange Act, this Schedule 13G is filed on behalf of certain persons identified below (the "Reporting Persons") who, pursuant to Rule 13d-5(b)(1), may be deemed as a group to have acquired beneficial ownership of the Class A Common Stock, par value $.01 per share (the "Class A Common"), of The Petersen Companies, Inc., a Delaware corporation (the "Company"), as a result of such persons being signatories to a Securityholders Agreement, dated as of September 30, 1996, as amended by Amendment No. 1 to Securityholders Agreement, dated as of September 30, 1997, among the signatories thereto and the Company (the "Securityholders Agreement"). The Securityholders Agreement is hereby incorporated by reference to Exhibit 10.7 to Petersen Publishing Company's Registration Statement on Form S-4 (Registration No. 333-18017) and Exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997.

                 Although the Reporting Persons are making this joint filing, neither the act of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists within the meaning of the Exchange Act.

                 The names and the principal business address of the Reporting
            Persons are listed below. All of the individuals listed below are citizens of the United States of America. Each Reporting Person beneficially owns shares of Class A Common or shares of Class B Common Stock, par value $.01 per share (the "Class B Common"). The Class B Common is convertible on a share for share basis into shares of Class A Common at the option of the holder thereof under certain circumstances. CUSIP Number for the Class A Common is No.
            716335 10 4.


                              Page 40 of 55 Pages

CUSIP No. 716335 10 4            SCHEDULE 13G


Name                                   Address
----                                   -------

John R. Willis                         227 West Monroe Street, Suite 4300
                                       Chicago, Illinois  60606

Avy H. Stein                           227 West Monroe Street, Suite 4300
                                       Chicago, Illinois  60606

Beth F. Johnston                       227 West Monroe Street, Suite 4300
                                       Chicago, Illinois  60606

Daniel M. Gill                         227 West Monroe Street, Suite 4300
                                       Chicago, Illinois  60606

Daniel H. Blumenthal                   227 West Monroe Street, Suite 4300
                                       Chicago, Illinois  60606

James D. Dunning, Jr.                  110 Fifth Avenue
                                       New York, New York  10011

Thomas J. Strauss                      145 Central Park West
                                       New York, New York  10023

Irwin Bard                             1 Huckberry Lane
                                       Oyster Bay, New York  11771

Bernard Shavitz                        7777 Afton Court
                                       Boca Raton, Florida  33433

D. Claeys Bahrenburg                   110 Fifth Avenue
                                       New York, New York  10011

Neal Vitale                            6420 Wilshire Boulevard
                                       Los Angeles, California  90048

Richard S Willis                       6420 Wilshire Boulevard
                                       Los Angeles, California  90048

John Dianna                            6420 Wilshire Boulevard
                                       Los Angeles, California  90048

Richard P. Lague                       6420 Wilshire Boulevard
                                       Los Angeles, California  90048

Paul J. Tzimoulis                      6420 Wilshire Boulevard
                                       Los Angeles, California  90048

David Myers                            6420 Wilshire Boulevard
                                       Los Angeles, California  90048

Ken Elliott                            6420 Wilshire Boulevard
                                       Los Angeles, California  90048


                              Page 41 of 55 Pages

CUSIP No. 716335 10 4            SCHEDULE 13G


Name                                          Address
----                                          -------

Lee Kelley                                    6420 Wilshire Boulevard
                                              Los Angeles, California  90048

Michael Borchetta                             110 Fifth Avenue
                                              New York, New York  10011

Justin McCormack                              6420 Wilshire Boulevard
                                              Los Angeles, California  90048

James R. Guthrie                              110 Fifth Avenue
                                              New York, New York  10011

Charlotte Ann Perkins                         110 Fifth Avenue
                                              New York, New York  10011

Amy P. Wilkins                                110 Fifth Avenue
                                              New York, New York  10011

Robert E. Petersen                            6420 Wilshire Boulevard
                                              Los Angeles, California  90048

Daniel J. Haggerty                            2800 Piper Jaffray Tower
                                              222 South Ninth Street
                                              Minneapolis, Minnesota 55402-3388

John E. Lindahl                               2800 Piper Jaffray Tower
                                              222 South Ninth Street
                                              Minneapolis, Minnesota 55402-3388

George J. Still, Jr.                          2800 Piper Jaffray Tower
                                              222 South Ninth Street
                                              Minneapolis, Minnesota 55402-3388

               The names and principal business addresses of the corporations, partnerships and limited liability companies that are Reporting Persons are as follows:

               Willis Stein & Partners, L.P., is a limited partnership organized under the laws of the State of Delaware. Willis Stein & Partners, L.L.C. is a limited liability company organized under the laws of the State of Delaware. The principal executive office of each is located at 227 West Monroe Street, Suite 4300, Chicago, Illinois 60606.

               Petersen Properties is a corporation organized under the laws of the State of California. The principal executive office of Petersen Properties is located at 6420 Wilshire Boulevard, Los Angeles, California 90048.

                              Page 42 of 55 Pages

CUSIP No. 716335 10 4            SCHEDULE 13G


               Nassau Capital Partners II, L.P. is a limited partnership organized under the laws of the State of Delaware. Nassau Capital, L.L.C. is a limited liability company organized under the laws of the State of Delaware. NAS Partners I, L.L.C. is a limited liability company organized under the laws of the State of Delaware. The principal executive office of each is located at 22 Chambers Street, Princeton, New Jersey 08542.

               BankAmerica Investment Corporation is a corporation organized under the laws of the State of Delaware. CIVC Partners II is a general partnership organized under the laws of the State of Delaware. The principal executive office of each is located at 231 South LaSalle Street, Chicago, Illinois 60697.

               CIBC WG Argosy Merchant Fund 2, L.L.C. is a limited liability company organized under the laws of the State of Delaware and its principal executive office is located at 425 Lexington Avenue, 3rd Floor, New York, New York 10017.

               Norwest Equity Capital, L.L.C. is a limited liability company organized under the laws of the State of Minnesota. Itasca NEC, L.L.C. is a limited liability company organized under the laws of the State of Minnesota. The principal executive office of each is located at 2800 Piper Jaffray Tower, 222 South Ninth Street, Minneapolis, Minnesota 55402-3388.

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b), check whether the person filing is a:

         Not applicable.

Item 4(a)-(c).Ownership:

               Although each Reporting Person disclaims beneficial ownership of any shares of Class A Common beneficially owned by each other Reporting Person, pursuant to the Exchange Act and the regulations thereunder, the Reporting Persons may be deemed as a group to have acquired beneficial ownership of 25,820,846 shares of Class A Common (including 7,736,290 shares issuable upon the conversion of the Class B Common), the aggregate number of shares of Class A Common which are subject to the terms of the Securityholders Agreement, representing 76.3% of the outstanding Class A Common as of December 31, 1997 (giving effect to the conversion of 7,736,290 shares of Class B Common).

               Unless otherwise specifically noted, all of the percentages calculated in this Schedule 13G are based upon an aggregate of 27,172,974 shares of Class A Common outstanding as of October 1, 1997, as disclosed in the

                              Page 43 of 55 Pages

          Company's Prospectus filed on October 2, 1997 with the Securities and Exchange Commission.

          Each person named in response to Item 2 hereof has, as of December 31, 1997, sole or shared power to vote or to direct the vote and sole or shared power to dispose or to direct the disposition of the Class A Common as set forth in the following table.

                                         Shares        Percent
                                      Beneficially       of
Reporting Person                         Owned          Class          Voting  Power              Dispositive Power
---------------------------------     ------------     -------    ------------------------     -----------------------
                                                                     Sole         Shared         Sole        Shared
                                                                  ---------      ---------     ---------     ---------
Willis Stein & Partners, L.P...........  7,209,409      26.5%         --         7,209,409         --        7,209,409

Willis Stein & Partners, L.L.C.(1).....  7,209,409      26.5%         --         7,209,409         --        7,209,409

John R. Willis(2)......................  7,209,409      26.5%         --         7,209,409         --        7,209,409

Avy H. Stein(2)........................  7,209,409      26.5%         --         7,209,409         --        7,209,409

Beth F. Johnston(2)....................  7,209,409      26.5%         --         7,209,409         --        7,209,409

Daniel H. Blumenthal(2)................  7,209,409      26.5%         --         7,209,409         --        7,209,409

Daniel M. Gill(2)......................  7,209,409      26.5%         --         7,209,409         --        7,209,409

James D. Dunning, Jr.(3)...............  1,094,074      4.0%      1,094,074         --         1,094,074        --

Petersen Properties....................  3,604,705      13.3%         --         3,604,705         --        3,604,705

Robert E. Petersen(4)..................  3,604,705      13.3%         --         3,604,705         --        3,604,705

Thomas J. Strauss......................      7,209        *         7,209           --           7,209          --

Irwin Bard.............................     72,094        *         72,094          --           72,094         --

Bernard Shavitz........................     21,628        *         21,628          --           21,628         --

D. Claeys Bahrenburg...................    575,159      2.1%       575,159          --          575,159         --

Neal Vitale............................    549,455      2.0%       549,455          --          549,455         --

Richard S Willis(5)....................    175,486        *        175,486          --          175,486         --

John Dianna............................     29,389        *         29,389          --           29,389         --

Richard P. Lague.......................     29,389        *         29,389          --           29,389         --

Paul J. Tzimoulis......................     29,389        *         29,389          --           29,389         --

David Myers............................     14,695        *         14,695          --           14,695         --

Ken Elliott............................     22,180        *         22,180          --           22,180         --

Lee Kelley.............................     16,412        *         16,412          --           16,412         --

Michael Borchetta......................     14,971        *         14,971          --           14,971         --

                              Page 44 of 55 Pages

CUSIP NO.716335 10 4             SCHEDULE 13G

                                           Shares        Percent
                                        Beneficially       of
Reporting Person                           Owned          Class           Voting Power             Dispositive Power
---------------------------------       ------------     -------     ----------------------      ----------------------
                                                                       Sole        Shared         Sole         Shared
                                                                     -------      ---------      ------      ----------
Justin McCormack........................      29,389        *         29,389         --          29,389          --

James R. Guthrie........................      28,079        *         28,079         --          28,079          --

Charlotte Ann Perkins...................      20,214        *         20,214         --          20,214          --

Amy P. Wilkins..........................      21,525        *         21,525         --          21,525          --

Nassau Capital Partners II, L.P.........     717,376      2.6%          --          717,376        --           717,376

Nassau Capital, L.L.C.(6)...............     717,376      2.6%          --          717,376        --           717,376

NAS Partners I, L.L.C...................       3,565        *           --            3,565        --             3,565

BankAmerica Investment
  Corporation(7)........................   2,595,387      8.7%          --        2,595,387        --         2,595,387

CIVC Partners II(7).....................     288,376      1.1%          --          288,376        --           288,376

CIBC WG Argosy Merchant Fund 2,
   L.L.C.(7)............................   1,802,352      6.2%          --        1,802,352        --         1,802,352

Norwest Equity Capital, L.L.C...........     720,941      2.7%          --          720,941        --           720,941

Itasca NEC, L.L.C.(8)...................     720,941      2.7%          --          720,941        --           720,941

Daniel J. Haggerty(9)...................     720,941      2.7%          --          720,941        --           720,941

John E. Lindahl(9)......................     720,941      2.7%          --          720,941        --           720,941

George J. Still, Jr.(9).................     720,941      2.7%          --          720,941        --           720,941

-----------------------
 *Less than one percent.
(1) Willis Stein & Partners, L.L.C. is the sole general partner of Willis Stein & Partners, L.P., which is the record holder of 7,209,409 shares of Class A Common. As a result, Willis Stein & Partners, L.L.C. may be deemed to have shared voting and dispositive power with respect to such shares.
(2) Each of these Reporting Persons is a member of Willis Stein & Partners, L.L.C., which is the sole general partner of Willis Stein & Partners, L.P. As a result, such Reporting Persons may be deemed to have shared voting and dispositive power with respect to such shares.
(3) Includes 14,418 shares of Class A Common held in trust for the benefit of Mr. Dunning's children.
(4) Mr. Robert E. Petersen is the President and Chief Executive Officer and is a beneficiary under a trust which is the sole stockholder of Petersen Properties. As a result, Mr. Petersen may be deemed to have shared voting and dispositive power with respect to such shares.
(5) Mr. Richard S Willis is not related in any manner to Willis Stein & Partners, L.P., Willis Stein & Partners, L.L.C. or John R. Willis.
(6) Nassau Capital Partners II, L.P. is the record owner of 717,376 shares of Class A Common. Nassau Capital, L.L.C. as the sole general partner of Nassau Capital Partners II, L.P. may be deemed to be the beneficial owner of such shares. John G. Quigley, Randall A. Hack, Jonathan A. Sweemer and Robert L. Honstein are members of Nassau Capital, L.L.C., and in such capacity may be deemed to share beneficial ownership of any shares beneficially owned by Nassau Capital, L.L.C., but disclaim any such beneficial ownership. John G. Quigley and Randall A. Hack are also members of NAS Partners I, L.L.C., which owns 3,565 shares of Class A Common, and in such capacity may


                              Page 45 of 55 Pages
     be deemed to share beneficial ownership of any shares beneficially owned by NAS Partners I, L.L.C., but disclaim any such beneficial ownership.
(7)  Reflects shares of Class B Common held by such entity.
(8) Itasca NEC, L.L.C. is the sole managing member of Norwest Equity Capital, L.L.C., which is the record holder of 720,941 shares of Class A Common.
(9) Each of the Reporting Persons is a managing member of Itasca NEC, L.L.C., the managing member of Norwest Equity Capital, L.L.C. As a result, such Reporting Persons may be deemed to have shared voting and dispositive power with respect to such shares.

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:

          See response to Item 4.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          This Schedule 13G is being filed by a group pursuant to Rule 13d-1(c). See Exhibit D attached hereto for the identity of each member of the group.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification:

          Not applicable.


                              Page 46 of 55 Pages

                                   SIGNATURE

          After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  February 17, 1998      Willis Stein & Partners, L.P.

                              By:  Willis Stein & Partners, L.L.C.
                              Its:  General Partner

                              By:  /s/ Daniel H. Blumenthal
                                 ------------------------------------
                              Name:  Daniel H. Blumenthal
                              Its:       Managing Director

                              Willis Stein & Partners, L.L.C.

                              By:  /s/ Daniel H. Blumenthal
                                 ------------------------------------
                              Name:  Daniel H. Blumenthal
                              Its:       Member

                              By:  /s/ Daniel H. Blumenthal
                                 ------------------------------------
                              Name:  Daniel H. Blumenthal

                              Attorney-in-Fact for the Following
                              Reporting Persons:

                              John R. Willis
                              Avy H. Stein
                              Beth F. Johnston
                              Daniel H. Blumenthal
                              Daniel M. Gill

                              By:  /s/ Richard S Willis
                                 ------------------------------------
                              Name:  Richard S Willis

                              Attorney-in-Fact for the Following
                              Reporting Persons:

                              Petersen Properties
                              Robert E. Petersen
                              James D. Dunning, Jr.
                              Thomas J. Strauss
                              Irwin Bard
                              Bernard Shavitz
                              D. Claeys Bahrenburg
                              Neal Vitale
                              Richard S Willis
                              John Dianna
                              Richard P. Lague


                              Page 47 of 55 Pages

CUSIP No. 716335 10 4            SCHEDULE 13G


                         Paul J. Tzimoulis
                         David Myers
                         Ken Elliott
                         Lee Kelley
                         Michael Borchetta
                         Justin McCormack
                         James R. Guthrie
                         Charlotte Ann Perkins
                         Amy P. Wilkins
                         Nassau Capital Partners II, L.P.
                         Nassau Capital L.L.C.
                         NAS Partners I, L.L.C.
                         BankAmerica Investment Corporation
                         CIVC Partners II
                         CIBC WG Argosy Merchant Fund 2, L.L.C.
                         Norwest Equity Capital, L.L.C.
                         Itasca NEC, L.L.C.
                         Daniel J. Haggerty
                         George J. Still, Jr.
                         John E. Lindahl

--------------------
*In accordance with Rule 13d-1(f)(1)(iii) of Regulation 13D-G of the General Rules and Regulations under the Exchange Act, this Schedule 13G is filed pursuant to an agreement among the above listed parties, which is attached hereto as Exhibit B. The form of Powers of Attorney signed by each of the above listed parties authorizing Daniel H. Blumenthal or Richard S Willis, as the case may be, to act on their behalf are attached hereto as Exhibit C.

                              Page 48 of 55 Pages

                                                                       Exhibit A
                                                                       ---------

                    AGREEMENT REGARDING THE JOINT FILING OF
                                 SCHEDULE 13G
                             _____________________

The undersigned hereby agree as follows:

          (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

          (ii)  Each of them is responsible for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 17, 1998            Willis Stein & Partners, L.P.

                                    By:   Willis Stein & Partners, L.L.C.
                                    Its:  General Partner

                                    By:  /s/ Daniel H. Blumenthal
                                       ----------------------------------
                                    Name: Daniel H. Blumenthal
                                    Its:  Managing Director

                                    Willis Stein & Partners, L.L.C.

                                    By:  /s/ Daniel H. Blumenthal
                                       ----------------------------------
                                    Name: Daniel H. Blumenthal
                                    Its:  Member

                                    By:  /s/ Daniel H. Blumenthal
                                       ----------------------------------
                                    Name: Daniel H. Blumenthal

                                    Attorney-in-Fact for the
                                    Following Reporting Persons:

                                    John R. Willis
                                    Avy H. Stein
                                    Beth F. Johnston
                                    Daniel H. Blumenthal
                                    Daniel M. Gill

                                    By:  /s/ Richard S Willis
                                       ----------------------------------
                                    Name: Richard S Willis

                                    Attorney-in-Fact for the
                                    Following Reporting Persons:

                              Page 49 of 55 Pages

                                    Petersen Properties
                                    Robert E. Petersen
                                    James D. Dunning, Jr.
                                    Thomas J. Strauss
                                    Irwin Bard
                                    Bernard Shavitz
                                    D. Claeys Bahrenburg
                                    Neal Vitale
                                    Richard S Willis
                                    John Dianna
                                    Richard P. Lague
                                    Paul J. Tzimoulis
                                    David Myers
                                    Ken Elliott
                                    Lee Kelley
                                    Michael Borchetta
                                    Justin McCormack
                                    James R. Guthrie
                                    Charlotte Ann Perkins
                                    Amy P. Wilkins
                                    Nassau Capital Partners II, L.P.
                                    Nassau Capital L.L.C.
                                    NAS Partners I, L.L.C.
                                    BankAmerica Investment Corporation
                                    CIVC Partners II
                                    CIBC WG Argosy Merchant Fund 2,
                                     L.L.C.
                                    Norwest Equity Capital, L.L.C.
                                    Itasca NEC, L.L.C.
                                    Daniel J. Haggerty
                                    George J. Still, Jr.
                                    John E. Lindahl


                              Page 50 of 55 Pages

                                                                       Exhibit B
                                                                       ---------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned hereby constitutes and appoints Daniel H. Blumenthal, Richard S Willis and Dennis M. Myers, and each of them, as the true and lawful attorney or attorneys-in-fact, with full power of substitution and revocation, for the undersigned and in the name, place and stead of the undersigned, in any and all capacities, to execute, on behalf of the undersigned, any and all statements or reports under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the beneficial ownership of Class A Common Stock, par value $0.01 per share, of The Petersen Companies, Inc., including, without limitation, all statements on Schedule 13G and all amendments thereto, all joint filing agreements pursuant to Rule 13d-1(f)(iii) under the Exchange Act in connection with such statements, and any and all other documents that may be required, from time to time, to be filed with the Securities and Exchange Commission, to execute any and all amendments or supplements to any such statements or forms, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney or attorneys-in-fact, and each of them, full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney or attorneys-in-fact, and each of them, in serving in such capacity at the request of the undersigned, are not assuming any of the responsibilities of the undersigned to comply with the Section 13 of the Exchange Act or any other legal requirement. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.


PETERSEN PROPERTIES                           BANKAMERICA INVESTMENT CORPORATION

By: /s/ Robert E. Petersen                    By:  /s/ Christopher J. Perry
-------------------------------               --------------------------------
Name:   Robert E. Petersen                    Name:    Christopher J. Perry
Title:  Chairman of the Board                 Title:   Managing Director

NORWEST EQUITY CAPITAL, L.L.C.                NASSAU CAPITAL PARTNERS II, L.P.

By:     Itasca NEC, L.L.C.                    By:      Nassau Capital, L.L.C.
Its:    Managing Member                       Its:     General Partner

By: /s/ J.E. Lindahl                          By:  /s/ John G. Quigley
-------------------------------               --------------------------------
Name:   J.E. Lindahl                          Name:    John G. Quigley
Title:  Managing Member                       Title:   Member

NASSAU CAPITAL, L.C.                          NAS PARTNERS I, L.L.C.

By:     Nassau Capital, L.L.C.                By:      Nassau Capital, L.L.C.
Its:    General Partner                       Its:     General Partner

By: /s/ John G. Quigley                       By:  /s/ John G. Quigley
-------------------------------               --------------------------------
Name:   John G. Quigley                       Name:    John G. Quigley
Title:  Member                                Title:   Member


                              Page 51 of 55 Pages

CIVC PARTNERS II                       CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.

By:  /s/ Christopher J. Perry          By:  /s/ Jay Levine
-------------------------------      ----------------------------
Name:    Christopher J. Perry          Name:    Jay Levine
Title:   A General Partner             Title:   Managing Director

   /s/ Robert E. Petersen               /s/ Michael Borchetta
------------------------------       ------------------------------
   /s/ James D. Dunning, Jr.            /s/ Thomas J. Strauss
------------------------------       ------------------------------
   /s/ Irwin Bard                       /s/ Bernard Shavitz
------------------------------       ------------------------------
   /s/ D. Claeys Bahrenburg             /s/ Neal Vitale
------------------------------       ------------------------------
   /s/ Richard S Willis                 /s/ John Diana
------------------------------       ------------------------------
   /s/ Richard P. Lague                 /s/ Paul J. Tzimoulis
------------------------------       ------------------------------
   /s/ David Myers                      /s/ Ken Elliott
------------------------------       ------------------------------
   /s/ Lee Kelley                       /s/ Justin McCormack
------------------------------       ------------------------------
   /s/ James R. Guthrie                 /s/ Charlotte Ann Perkins
------------------------------       ------------------------------
   /s/ Amy P. Wilkins                   /s/ Daniel J. Haggerty
------------------------------       ------------------------------
   /s/ George J. Still, Jr.             /s/ John E. Lindahl
------------------------------       ------------------------------

                              Page 52 of 55 Pages

                                                                       Exhibit C
                                                                       ---------

                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned, John R. Willis, Avy H. Stein, Daniel M. Gill, Beth F. Johnston, and Daniel H. Blumenthal, has made, constituted and appointed, and by these presents does make, constitute and appoint each of John R. Willis, Avy H. Stein, Daniel M. Gill, Beth F. Johnston, and Daniel H. Blumenthal as the undersigned's true and lawful attorney-in-fact and agent, for the undersigned in the undersigned's name, place and stead, to execute, acknowledge, deliver and file, with respect to any company in which Willis Stein & Partners, L.P. has an investment, any and all filings required by Sections 13 and/or 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, including, but not limited to, Statements on Schedule 13D, Statements on
Schedule 13G, Forms 3, 4, and 5, and all amendments thereto to be filed by or on behalf of any of the foregoing, hereby ratifying and confirming all that each said attorney-in-fact and agent may do or cause to be done by virtue hereof.

          The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than each attorney-in-fact named herein.

          WITNESS THE EXECUTION HEREOF this 10th day June, 1997 by the undersigned.

                                    /s/ John R. Willis
                                    --------------------------------------------
                                    John R. Willis


                                    /s/ Avy H. Stein
                                    --------------------------------------------
                                    Avy H. Stein


                                    /s/ Daniel M. Gill
                                    --------------------------------------------
                                    Daniel M. Gill


                                    /s/ Beth F. Johnston
                                    --------------------------------------------
                                    Beth F. Johnston


                                    /s/ Daniel H. Blumenthal
                                    --------------------------------------------
                                    Daniel H. Blumenthal

                              Page 53 of 55 Pages

                                                                       Exhibit D
                                                                       ---------

                     IDENTIFICATION OF MEMBERS OF THE GROUP

     This Schedule 13G is being filed by a group pursuant to Rule 13d-1(c) under the Securities Exchange Act of 1934. The identification of each member of the group is as follows:


WILLIS STEIN & PARTNERS, L.P.                         Partnership

WILLIS STEIN & PARTNERS, L.L.C.                       Limited Liability Company

JOHN R. WILLIS                                        Individual

AVY H. STEIN                                          Individual

BETH F. JOHNSTON                                      Individual

DANIEL H. BLUMENTHAL                                  Individual

DANIEL M. GILL                                        Individual

PETERSEN PROPERTIES                                   Corporation

ROBERT E. PETERSEN                                    Individual

JAMES D. DUNNING, JR.                                 Individual

THOMAS J. STRAUSS                                     Individual

IRWIN BARD                                            Individual

D. CLAEYS BAHRENBURG                                  Individual

NEAL VITALE                                           Individual

RICHARD S WILLIS                                      Individual

JOHN DIANNA                                           Individual

RICHARD P. LAGUE                                      Individual

PAUL J. TZIMOULIS                                     Individual

DAVID MYERS                                           Individual

KEN ELLIOTT                                           Individual

LEE KELLEY                                            Individual

MICHAEL BORCHETTA                                     Individual

JUSTIN MCCORMACK                                      Individual

JAMES R. GUTHRIE                                      Individual

CHARLOTTE ANN PERKINS                                 Individual

AMY P. WILKINS                                        Individual

NASSAU CAPITAL PARTNERS II, L.P.                      Partnership

NASSAU CAPITAL, L.L.C.                                Limited Liability Company

NAS PARTNERS I, L.L.C.                                Limited Liability Company

                              Page 54 of 55 Pages

BANKAMERICA INVESTMENT CORPORATION                    Corporation

CIVC PARTNERS II                                      Partnership

CIBC WG ARGOSY MERCHANT FUND 2, L.L.C.                Limited Liability Company

NORWEST EQUITY CAPITAL, L.L.C.                        Limited Liability Company

ITASCA NEC, L.L.C.                                    Limited Liability Company

DANIEL J. HAGGERTY                                    Individual

GEORGE J. STILL, JR.                                  Individual

JOHN E. LINDAHL                                       Individual


                              Page 55 of 55 Pages